Exhibit 99.1

Press contact:	Financial contact:
Matt Buckley	Jeremiah Sisitsky
RSA Security Inc.	RSA Security Inc.
(781) 515-6212	(781) 515-6065
mbuckley@rsasecurity.com	jsisitsky@rsasecurity.com
FOR IMMEDIATE RELEASE
RSA Security Announces First Quarter Results
Company Generates Record Quarterly Revenue of $87.5 Million; Growth in Enterprise,
Consumer and Developer Businesses Drives Sequential Increase in Backlog and
Deferred Revenue
Company To Host Conference Call This Afternoon at 4:30 p.m. ET
BEDFORD, Mass., April 17, 2006 — RSA Security Inc. (NASDAQ: RSAS) today reported financial results for the first quarter ended March 31, 2006.
Revenue for the first quarter of 2006 increased 16% to $87.5 million from $75.6 million for the first quarter of 2005. Net income in accordance with Generally Accepted Accounting Principles (GAAP) for the first quarter of 2006 was $5.3 million, or $0.07 per diluted share. GAAP net income of $7.2 million, or $0.10 per diluted share, for the comparable period a year ago, did not include stock-based compensation charges. Non-GAAP net income for the first quarter of 2006 was $10.5 million, or $0.14 per diluted share (refer to the “Use of Non-GAAP Financial Measures” section and accompanying financial tables for reconciliations of GAAP to non-GAAP financial information).
“The first quarter of 2006 was a record quarter for RSA Security. In addition to generating the highest ever quarterly revenue in the Company’s history, we had our best ever first quarter in terms of bookings,” said Art Coviello, president and chief executive officer of RSA Security. “We built on our strong fourth quarter results in the enterprise and consumer businesses, and we generated significant traction from the successful integration of the Cyota acquisition. With increasing awareness and global regulation driving the continued adoption of strong authentication, I am excited about our prospects for the year to come.”
First-Quarter 2006 Financial Highlights
●	Revenue and Bookings: RSA Security generated $87.5 million in revenue for the first quarter of 2006, compared to $75.6 million in revenue for the first quarter of 2005. RSA Security’s book-to-bill ratio for the first quarter was approximately 1.1 to 1, compared to a book-to-bill ratio of 1.0 to 1 during the first quarter of 2005.
●	Net Income: For the first quarter of 2006, the Company generated GAAP net income of $5.3 million, or $0.07 per diluted share, and non-GAAP net income of $10.5 milliion, or $0.14 per diluted share.
●	Backlog, Deferred Revenue and Estimated Unrecognized Revenue from Managed Service Contracts: The Company closed the quarter with $119.1 million in combined deferred revenue, backlog and estimated unrecognized revenue from managed service contracts, a 8% increase from the $110.8 million balance at December 31, 2005.

●	Cash Position and Share Repurchase: Cash, cash equivalents, and marketable securities increased to $208.2 million at March 31, 2006 from $187.8 million at December 31, 2005. During the quarter, in accordance with the Company’s approved stock buyback plan, RSA Security repurchased 82,300 shares of its common stock for $1.2 million. Under the board approved share repurchase plan, RSA Security can repurchase an additional 6.4 million shares of RSA Security common stock through June 30, 2006.
First Quarter 2006 Operational Highlights
●	Customers: RSA Security closed business with more than 6,000 customers in the first quarter, including approximately 800 new customers. The Company shipped over 1.7 million authentication credentials during the first quarter, up 11% from the fourth quarter of 2005, the Company’s previous record quarter for credential shipments. Of the authentication credentials shipped during the quarter, approximately 620,000 credentials were consumer related.
●	Partners: RSA Security introduced a strategy to enable ubiquitous strong authentication by integrating RSA SecurID® authentication into everyday devices and software such as mobile phones, PDAs, USB thumb drives and mobile flash memory cards. By transforming these devices into strong authentication platforms, RSA SecurID authentication can move beyond self-contained hardware tokens to an unprecedented array of devices. In the first quarter of 2006, RSA Security announced relationships with several flagship partners including M-Systems, Motorola, SanDisk, Research in Motion (RIM) and others.
●	Products and Solutions: In February, RSA Security announced RSA® SecurID® Appliance 2.0, which scales to 50,000 users, making it possible to meet the demands of enterprise customers seeking an appliance-based solution. During the first quarter the Company sold approximately 300 RSA SecurID Appliances, of which 50 percent were to new customers. Since the appliance can be deployed in as few as 15 minutes, with few IT resources, it is becoming a significant driver of growth in the capture of new customers.

The Company also launched the RSA SecurID Toolbar Token, an easy-to-use strong authentication option delivered in the familiar Web browser toolbar format. With the toolbar, users navigate to the Web site protected by RSA SecurID technology, and then utilize the token code appearing in the toolbar, offering consumer-facing organizations a simple way to arm their customers with stronger protection online.

●	Industry Leadership: RSA Security hosted the 15th annual RSA® Conference in San Jose in February. This industry-leading conference drew scores of exhibitors and over 14,000 attendees, with full conference attendance up over 10% from the prior year. Keynote speakers included industry leaders such as John Chambers, president and chief executive officer, Cisco Systems; Bill Gates, chairman of the board and chief software architect, Microsoft Corp.; Scott McNealy, chairman and chief executive officer, Sun Microsystems; and John Thompson, chairman of the board and chief executive officer, Symantec Corporation.

Additional conferences to be held during the year include RSA Conference Japan, in Tokyo April 26 and 27, RSA Conference China, in Beijing in November and RSA Conference Europe in Nice, France October 23 through October 25. For more information about RSA Conferences, visit www.RSAConference.com.
Business Outlook
Guidance for the second quarter of 2006 is only current as of today, Monday April 17, 2006; the Company undertakes no obligation to update its estimates.
Second Quarter 2006 Financial Update
●	The Company anticipates revenue for the second quarter of 2006 to be in the range of $88 million to $92 million.

●	The Company anticipates non-GAAP earnings per diluted share for the second quarter of 2006 to be in the range of $0.14 to $0.16.

●	The Company anticipates GAAP earnings per diluted share for the second quarter of 2006 to be in the range of $0.06 to $0.10.

●	Included in GAAP earnings per diluted share, the Company anticipates the following charges in the second quarter of 2006:
•	A stock-based compensation charge in accordance with SFAS 123R in the range of $4 million to $5 million, or $(0.04) to $(0.05) per diluted share.

•	Restructuring charges in the range of $500,000 to $1 million, or $(0.00) to $(0.01) per diluted share, related to the Company’s restructuring of its engineering resources.

•	Amortization charges of intangible assets primarily associated with our acquisition of Cyota of $1.3 million, or $(0.01) per diluted share.
Use of Non-GAAP Financial Measures
The Company is providing non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of RSA Security’s core operations. Further, management from time to time provides guidance with regard to future expectations of the business; both these GAAP and non-GAAP measures will assist investors in reconciling this forward looking guidance to actual results. Additionally, the Company is providing GAAP and non-GAAP measures in order to illustrate the impact of recent changes in accounting regulations, and to assist investors with the comparison of current and prior period results.
The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management uses both GAAP and non-GAAP measures when evaluating the business internally and therefore felt it important to make these same metrics available to investors.

GAAP earnings per share for the first quarter of 2006 include pre-tax charges as follows: a restructuring charge of $2.6 million related to the Company’s previously announced restructuring of its engineering resources, stock based compensation charges of $2.8 million related to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (SFAS 123R) and $1.3 million of amortization of intangible assets primarily related to intangible assets acquired as a result of the Company’s acquisition of Cyota.

First Quarter 2006 Financial Results: Reconciliation of Earnings per Diluted Share GAAP to Non-GAAP* (Per diluted share)

Earnings per diluted share (GAAP)	$0.07
Restructuring charge	$0.03
SFAS 123R stock option expense	$0.03
Amortization of intangible assets	$0.01
Earnings per diluted share (non-GAAP)*	$0.14

*Figures are per diluted share and are post-tax assuming a GAAP effective tax rate.

Conference Call and Web Cast Information
RSA Security will host a conference call today at 4:30 p.m. ET. A live Web cast of this conference call will be available on the “Investor” page of the Company’s Web site; www.RSASecurity.com. To access this call by telephone, dial (866) 592-8995 or (706) 634-1223. A replay will be available through midnight on Friday, April 21, 2006 at (800) 642-1687 or (706) 645-9291. Both live and replay numbers have a pass code of 7584087.
About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online — and what they can do.
With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve approximately 20,000 customers around the globe and interoperate with more than 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com
# # #
RSA, BSAFE, SecurWorld and SecurID are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. Microsoft and Outlook are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.
This press release contains forward-looking statements regarding RSA Security’s financial performance for the second quarter of 2006. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are our ability to successfully integrate Cyota’s employees and operations, the ability to realize anticipated synergies and cost savings as a result of the Cyota acquisition, general global economic conditions, changes in our operating expenses, the long and unpredictable nature of the sales cycle for some of our products, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 16, 2006.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenue
Products	$61,508	$54,634
Maintenance and professional services	25,999	20,984

Total revenue	87,507	75,618

Cost of revenue
Products	12,744	8,532
Maintenance and professional services	7,369	6,092
Amortization of technology related intangible assets	1,020	183

Total cost of revenue	21,133	14,807

Gross profit	66,374	60,811

Costs and expenses
Research and development	17,268	15,954
Marketing and selling	29,303	29,142
General and administrative	11,519	8,347
Amortization of intangible assets	254	—
Restructurings	2,624	—

Total	60,968	53,443

Income from operations	5,406	7,368

Interest income and other	1,460	1,891

Income before provision for income taxes	6,866	9,259

Provision for income taxes	1,536	2,037

Net income	$5,330	$7,222

Basic earnings per share
Per share amount	$0.07	$0.10

Weighted average shares	71,829	71,462

Diluted earnings per share
Per share amount	$0.07	$0.10

Weighted average shares	71,829	71,462
Effect of dilutive equity instruments	1,838	2,973

Adjusted weighted average shares	73,667	74,435

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$57,226	$69,050
Marketable securities	150,996	118,702
Accounts receivable (less allowance for doubtful accounts of $1,565 in 2006 and $1,600 in 2005)	49,556	55,738
Inventory	6,143	4,813
Prepaid expenses and other assets	13,411	14,211

Total current assets	277,332	262,514

Property and equipment, net	71,064	69,764
Other assets
Deferred taxes	8,108	8,108
Intangible and other assets	40,327	41,534
Goodwill, net	274,456	275,864

Total other assets	322,891	325,506

Total assets	$671,287	$657,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other liabilities	$50,474	$53,212
Current portion of accrued restructurings	7,178	5,962
Income taxes accrued and payable	15,503	18,442
Deferred revenue	47,391	47,453

Total current liabilities	120,546	125,069

Accrued restructurings, long-term	8,765	9,793
Deferred revenue, long-term	8,649	7,429
Other	6,079	8,633

Total liabilities	144,039	150,924

Stockholders’ equity	527,248	506,860

Total liabilities and shareholders’ equity	$671,287	$657,784

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities
Net income	$5,330	$7,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,072	2,895
Tax benefit from exercise of stock options	—	819
Stock-based compensation	2,784	—
Deferred taxes	(504)	—
Increase (decrease) in cash from changes in:
Accounts receivable	6,131	7,333
Inventory	(1,337)	(98)
Prepaid expenses and other assets	(709)	727
Accounts payable, accrued expenses and other liabilities	(2,378)	(9,571)
Accrued restructurings	188	(1,305)
Refundable income taxes and income taxes accrued and payable	(2,948)	(781)
Deferred revenue	1,195	(2,397)

Net cash provided by operating activities	11,824	4,844

Cash flows from investing activities
Purchase of marketable securities	(66,903)	(64,325)
Sale/maturities of marketable securities	34,674	57,234
Purchases of property and equipment	(3,904)	(2,209)
Other	(983)	(636)

Net cash used for investing activities	(37,116)	(9,936)

Cash flows from financing activities
Share repurchase	(1,216)	(12,441)
Proceeds from exercise of stock options and purchase plans	10,224	3,620
Tax benefit from exercise of stock options	4,447	—

Net cash provided by (used for) financing activities	13,455	(8,821)

Effect of exchange rate changes on cash and cash equivalents	13	(134)

Net decrease in cash and cash equivalents	(11,824)	(14,047)
Cash and cash equivalents, beginning of period	69,050	68,210

Cash and cash equivalents, end of period	$57,226	$54,163

Supplemental Financial Data
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,	June 30,	Sept 30,	Dec 31,	March 31,
	2005	2005	2005	2005	2006
Revenue
Enterprise solutions (1)	$70,185	$68,700	$67,722	$74,543	$76,016
Developer solutions	5,433	7,828	8,515	5,688	6,117
Consumer solutions (1)	NR	NR	NR	1,501	5,374

Total	$75,618	$76,528	$76,237	$81,732	$87,507

Products	$54,634	$54,767	$53,774	$58,970	$61,508
Maintenance and professional services	20,984	21,761	22,463	22,762	25,999

Total	$75,618	$76,528	$76,237	$81,732	$87,507

Domestic	$41,117	$42,823	$42,968	$43,265	$46,845
International	34,501	33,705	33,269	38,467	40,662

Total	$75,618	$76,528	$76,237	$81,732	$87,507

Other Financial Data

Total authentication credentials (2)	1,039,000	1,031,000	1,051,219	1,551,076	1,723,526
Consumer authentication credentials (2)	NR	NR	NR	516,195	623,398

Cash and cash equivalents and marketable securities	$282,289	$284,206	$302,689	$187,752	$208,222
Day sales outstanding (DSO)	55	58	57	59	51
GAAP cash flow from operations	$4,844	$11,750	$24,023	$15,444	$11,824
Non-GAAP cash flow from operations (3)	$4,844	$11,750	$24,023	$15,444	$16,271

GAAP cash flow from operations per diluted share	$0.06	$0.16	$0.33	$0.21	$0.16
Non-GAAP cash flow from operations per diluted share (4)	$0.06	$0.16	$0.33	$0.21	$0.22

Book to bill ratio (5)	1.0	1.0	1.0	1.3	1.1

Total deferred revenue balance	$48,784	$51,899	$48,846	$54,882	$56,040
Total estimated unrecognized revenue from managed service contracts (6)	NR	NR	NR	$24,224	$30,207
Total product and services backlog (7)	$11,051	$10,304	$12,662	$31,673	$32,873

Total	NR	NR	NR	$110,779	$119,120

Short-term deferred revenue	NR	$44,317	$42,190	$47,453	$47,391
Short-term estimated unrecognized revenue from managed service Contracts	NR	NR	NR	$11,399	$15,308
Short-term product and services backlog	NR	NR	NR	$21,325	$23,114

Total (8)	NR	NR	NR	$80,177	$85,813
NR reflects metric not reported
(1) Consumer solutions previously reported as part of enterprise solutions.
(2) Includes RSA SecurID tokens as well as software tokens, smart cards and USB.
(3) Non-GAAP cash flow from operations includes the tax benefit from the exercise of stock options.
(4) Non-GAAP cash flow from operations per diluted share is calculated as Non-GAAP cash flow from operations divided by dilutive weighted average shares outstanding during the period.
(5) The book to bill ratio is equal to the ratio of total orders booked for the period plus the expected change in value of estimated unrecognized revenue from managed service contracts as compared to total revenue for the period.
(6)* Total estimated unrecognized revenue from managed service contracts is equal to contracted monthly fixed fees associated with the service plus contracted monthly variable fees based on an estimated number of units for the remaining term of the contract. Contract terms are typically 1-3 years. Contracts are billed monthly and are therefore excluded from deferred revenue. This metric primarily relates to Cyota’s managed service offerings.
(7)* Total product and services backlog is equal to contracted orders for products and maintenance and professional services which have not been fulfilled.
(8)* Short-term represents the portion of these metrics that is expected to be recognized as revenue in the next 12 months.
* These metrics represent management’s estimates. Certain of these managed service contracts are terminable upon notice of the customer.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31, 2006
		SFAS 123R	Other
	GAAP	Adjustment	Adjustment	Non-GAAP

Revenue
Products	$61,508	—	—	$61,508
Maintenance and professional services	25,999	—	—	25,999

Total revenue	87,507	—	—	87,507

Cost of revenue
Products	12,744	274	—	12,470
Maintenance and professional services	7,369	—	—	7,369
Amortization of technology related intangible assets	1,020	—	1,020	—

Total cost of revenue	21,133	274	1,020	19,839

Gross profit	66,374	274	1,020	67,668

Costs and expenses
Research and development	17,268	373	—	16,895
Marketing and selling	29,303	800	—	28,503
General and administrative	11,519	1,337	—	10,182
Amortization of intangible assets	254	—	254	—
Restructurings	2,624	—	2,624	—

Total	60,968	2,510	2,878	55,580

Income from operations	5,406	2,784	3,898	12,088

Interest income and other	1,460	—	—	1,460

Income before provision for income taxes	6,866	2,784	3,898	13,548

Provision for income taxes	1,536	624	873	3,033

Net income	$5,330	2,160	3,025	$10,515

Diluted earnings per share
Per share amount	$0.07			$0.14

Weighted average shares	71,829			71,829
Effect of dilutive equity instruments	1,838			1,838

Adjusted weighted average shares	73,667			73,667

Condensed Consolidated Statements of Operations
(Unaudited)
The following table sets forth certain consolidated financial data as a percentage of our total revenue:

	For the three months ended,
	March 31, 2006
	GAAP	Adjustment (a)		Non-GAAP
Revenue
Products	70.3%	—%		70.3%
Maintenance and professional services	29.7	—		29.7

Total revenue	100.0	—		100.0

Cost of revenue
Products	14.6	0.3	(b)	14.3
Maintenance and professional services	8.4	—		8.4
Amortization of technology related intangible assets	1.2	1.2	(c)	—

Total cost of revenue	24.2	1.5		22.7

Gross margin	75.8	1.5		77.3

Costs and expenses
Research and development	19.7	0.4	(b)	19.3
Marketing and selling	33.5	0.9	(b)	32.6
General and administrative	13.1	1.5	(b)	11.6
Amortization of intangible assets	0.3	0.3	(c)	—
Restructurings	3.0	3.0	(d)	—

Total	69.6	6.1		63.5

Income from operations	6.2	7.6		13.8

Interest income and other	1.7	—		1.7

Income before provision for income taxes	7.9	7.6		15.5

Provision for income taxes	1.8	1.7		3.5

Net income	6.1%	5.9%		12.0%

(a) In absolute terms
(b) SFAS 123R stock option expense
(c) Amortization of intangible assets
(d) Restructuring charge